or Immediate Release                                               Exhibit 99.1
---------------------
July 31, 2009


For further information contact
Richard J. Jarosinski
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 4230

Press Release

Portec Rail Products, Inc. Reports 2009 Second Quarter and Six Month Operating Results (unaudited)

Pittsburgh, PA, - July 31, 2009 - Portec Rail Products, Inc. (NASDAQ Global Market -"PRPX") today announced unaudited net income of $2,203,000 or $0.23 per share for the three months ended June 30, 2009, and $3,339,000 or $0.35 per share for the six months ended June 30, 2009. These amounts compare to unaudited net income of $2,403,000 or $0.25 per share, and $3,747,000 or $0.39 per share, for the three and six months ended June 30, 2008, respectively. Average basic and diluted shares outstanding were 9.6 million for all periods presented. Net sales for the three and six months ended June 30, 2009 were $26.5 million and $48.7 million, respectively, while net sales for the three and six months ended June 30, 2008 were $30.2 million and $55.0 million, respectively.

Richard J. Jarosinski, President and Chief Executive Officer said, "We are pleased with our overall performance for the second quarter and first half of the year in what continues to be a tough economic climate for our industry. Our friction management product group continues to lead our performance with significant growth in the current quarter and year-to-date periods. Despite a very challenging economic environment, we are satisfied with the performance of our track component and wayside data management product groups this year. We also continue to be challenged by the impact of lower foreign currency exchange rates, which have had a significant negative impact on our sales and profitability during the current quarter and year-to-date periods."

Mr. Jarosinski continued, "Our friction management product group has been fueled by increased demand of our wide range of products and services. Demand has come from a wide range of freight and transit customers, who find value in our product group's ability to significantly reduce their operating expenses. Major friction control programs were initiated or expanded for our Total Friction Management(TM) technology across our primary North American customer base, but also in other parts of the world where we continue our efforts to expand, such as in China. Our track component product group's performance this quarter has been led by our Canadian operation. During the current quarter we have experienced increased demand for our new ExiTM rail anchor and higher shipments of rail spikes. Operating cost reduction efforts and timely purchases of raw materials have contributed to the overall performance of this product group.

We are also pleased with the performance of Salient Systems' wayside data management product group this year, as the demand for new equipment installations and equipment upgrades has been very active, mostly for our North American market. We continue to explore new market opportunities for this product group, and are expanding our sales efforts in Australia, Brazil and China. We also continue to push a wide scope of activity for testing the Rail Stress MonitorTM product in various markets."

Mr. Jarosinski further continued, "Our two other major product groups, the load securement group provided by our Shipping Systems Division and our United Kingdom-based non-rail related material handling division, CI Logistics, have not met our operating expectations for this period or for the year, reflecting the impact of the severe worldwide recession and the worst market conditions we have seen in a very long time. The industry's new railcar builds, railcar maintenance, traffic volumes, railcar loading, and other rolling stock metrics are at some of the lowest levels in years. In addition, the manufacturing sector in the United Kingdom has been in a deep decline. As a result, we have continued to focus on cost control, selective pricing strategies, and aggressive sales efforts with both of these operating divisions to minimize the effects of the respective markets conditions."

Mr. Jarosinski concluded, "Despite the economic challenges we continue to face, we still believe that there are opportunities for our products and services in our established markets and in new markets if economic conditions do not continue to further decline. We have some product groups such as friction management that have been proven to reduce operating expenses by increasing asset life and reducing fuel costs. Our global customer base recognizes this and we believe that they will continue to invest in this technology. We continue to look for strategic and accretive acquisitions, and to search for opportunities presented by the U.S. American Recovery and Reinvestment Act stimulus package, including the push for new high speed rail corridors across the United States."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products, railway wayside data collection and data management systems and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, an engineering and assembly facility in Dublin, Ohio (Salient Systems), and is headquartered in Pittsburgh. The Company also has two Canadian subsidiaries, one of which is headquartered near Montreal with a manufacturing operation in St. Jean, Quebec and the other headquartered in Vancouver, British Columbia that is a technology and manufacturing facility (Kelsan Technologies). In addition, the Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment in the United Kingdom with operations in Leicester, England and Sheffield, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company identifies below important factors that could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. In particular, the Company's future results could be affected by a variety of factors, such as customer demand for our products; competitive dynamics in the North American and worldwide railroad and railway supply industries; capital expenditures by the railway industry in North America and worldwide; the development and retention of sales representation and distribution agreements with third parties; fluctuations in the cost and availability of raw materials and supplies; currency rate fluctuations; and exposure to pension liabilities. Additional cautions regarding forward-looking statements are provided in the Company's Form 10-K for the year ended December 31, 2008 and Form 10-Q for the period ended March 31, 2009 under the heading "Cautionary Statement Relevant to Forward-looking Statements." The Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

         Portec Rail Products, Inc.
         Consolidated Statements of Income
         (In thousands, except share and per share data)

                                                                     Three Months Ended                 Six Months Ended
                                                                          June 30,                          June 30,
                                                            ----------------------------------------------------------------------
                                                                    2009             2008             2009            2008
                                                             ---------------------------------------------------------------------
                                                                         (Unaudited)                       (Unaudited)

              Net sales                                        $      26,530     $     30,194     $   48,694      $     55,037
              Cost of sales                                           17,934           20,276         32,825            37,409
                                                             ---------------------------------------------------------------------
              Gross profit                                             8,596            9,918         15,869            17,628

              Selling, general and administrative                      5,480            5,986         10,860            11,395
              Amortization expense                                       270              297            523               595
                                                             ---------------------------------------------------------------------
              Operating income                                         2,846            3,635          4,486             5,638

              Interest expense                                            79              210            153               436
              Other income, net                                         (135)             (43)          (120)             (121)
                                                             ---------------------------------------------------------------------
              Income before income taxes                               2,902            3,468          4,453             5,323
              Provision for income taxes                                 699            1,065          1,114             1,576
                                                             ---------------------------------------------------------------------

              Net income                                       $       2,203     $      2,403     $    3,339      $      3,747
                                                             =====================================================================

              Earnings per share
                  Basic and diluted                                $ 0.23           $ 0.25           $ 0.35          $ 0.39

              Average basic shares outstanding                   9,602,029         9,601,872       9,602,029        9,601,826
              Average diluted shares outstanding                 9,602,029         9,602,309       9,602,029        9,601,826


         Consolidated Condensed Balance Sheets
         (In thousands)


                                                              June 30,                               December 31,
                                                                2009                                     2008
                                                         --------------------                     --------------------
                                                             (Unaudited)                               (Audited)
    Assets
    Current assets                                         $        47,283                          $         44,638
    Property, plant and equipment, net                              10,155                                    10,203
    Goodwill and other intangibles, net                             41,994                                    41,145
    Other assets                                                       859                                       837
                                                         --------------------                     --------------------
        Total assets                                       $       100,291                          $         96,823
                                                         ====================                     ====================

    Liabilities and Shareholders' Equity
    Current liabilities                                    $        20,651                          $         20,832
    Other liabilities and long-term debt obligations                17,820                                    17,815
    Shareholders' equity                                            61,820                                    58,176
                                                         --------------------                     --------------------
        Total liabilities and shareholders' equity         $       100,291                          $         96,823
                                                         ====================                     ====================
